UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 11, 2015

RED MOUNTAIN RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	000-54444 (Commission File Number)	27-1739487 (I.R.S. Employer Identification Number)

2515 McKinney Avenue, Suite 900 Dallas, Texas (Address of principal executive offices)	75201 (Zip Code)

(214) 871-0400 (Registrant’s telephone number, including area code) Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 11, 2015, Red Mountain Resources, Inc. (the “Company”) entered into an amendment and waiver (the “Amendment”) to the Senior First Lien Secured Credit Agreement, dated February 5, 2013 (the “Credit Agreement”), with Cross Border Resources, Inc. (“Cross Border”), Black Rock Capital, Inc. (“Black Rock”) and RMR Operating, LLC (“RMR Operating”), as borrowers (the “Borrowers”), and Independent Bank, as lender (“Lender”). Each of Cross Border, Black Rock and RMR Operating are subsidiaries of the Company. Pursuant to the Amendment, (i) Lender waived any default or right to exercise any remedy as a result of the failure by the Borrowers to be in compliance with the requirements of Section 6.18 of the Credit Agreement with respect to the permitted ratio of consolidated current assets to consolidated current liabilities of Borrowers for the fiscal quarter ended September 30, 2014; and (ii) the borrowing base was decreased from $30 million to $27.8 million,effective as of March 1, 2015, and the commitment amount was decreased to $27.8 million, subject to monthly commitment reductions of $350,000 beginning March 1, 2015.

The foregoing description of the Amendment is qualified in its entirety by reference to such Amendment, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Amendment and Waiver, effective as of March 1, 2015, by and among Independent Bank, as Lender, and Red Mountain Resources, Inc., Cross Border Resources, Inc., Black Rock Capital, Inc. and RMR Operating, LLC, as Borrowers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: April 6, 2015	RED MOUNTAIN RESOURCES, INC.

	By:	/s/ Alan W. Barksdale
Alan W. Barksdale
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Amendment and Waiver, effective as of March 1, 2015, by and among Independent Bank, as Lender, and Red Mountain Resources, Inc., Cross Border Resources, Inc., Black Rock Capital, Inc. and RMR Operating, LLC, as Borrowers.